EXHIBIT 99.1

Stamps.com Investor Contact:	Press Contact:
Jamie Harper	Dena Cook
Director, Investor Relations	Zeno Group
(310) 482-5830	(310) 566-2283
http://investor.stamps.com	dena.cook@zeno.com

STAMPS.COM ANNOUNCES THIRD QUARTER 2005 RESULTS

Q3 EPS of $0.11; Q3 Revenue of $15.3 Million, Up 43% Versus Last Year

LOS ANGELES, Calif. - October 19, 2005 - Stamps.com® Inc. (Nasdaq: STMP) today announced results for the third quarter ended September 30, 2005.

For the third quarter:

•	Total revenue was $15.3 million, an increase of 43% versus the same quarter last year.

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Subscription service revenue was $10.9 million and online store revenue was $1.8 million, up 54% and 27%, respectively, versus the third quarter of 2004. Insurance fees, licensing fees, and other revenue contributed an additional $0.8 million.

•	During the third quarter, approximately 105 thousand sheets of PhotoStamps™ were shipped, resulting in $1.8 million in total third quarter revenue.

•	Total third quarter gross margin was 73% versus gross margin of 67% in the same quarter last year.

•	GAAP net income was $2.6 million, or $0.11 per fully diluted share.

“We were very pleased with our third quarter performance across the board,” said president and CEO Ken McBride. “Revenue grew at an impressive rate and our earnings more than tripled versus the same quarter last year. In addition, in our first full quarter of PhotoStamps sales, we saw strong performance as we continue to make significant progress in building that new business line.”

Stamps.com reported net income of $2.6 million for the third quarter of 2005 compared to a net income of $0.7 million in the third quarter of 2004 and net income of $2.1 million in the second quarter of 2005. On a per share basis, net income was $0.11 in the third quarter of 2005 based on fully diluted shares outstanding of 23.7 million. This compares to a net income of $0.03 in the third quarter of 2004, based on shares outstanding of 23.2 million. The company spent approximately $2.1 million during the third quarter repurchasing approximately 126 thousand of its own shares.

On May 17, 2005, Stamps.com began a second market test of PhotoStamps, the popular form of postage that allows consumers to turn digital photos, designs or images into valid U.S. postage. During the third quarter, approximately 105 thousand sheets, or approximately 2.1 million individual PhotoStamps, were shipped to customers. PhotoStamps is expected to be available under authorization of the U.S. Postal Service for a year-long market test through May 2006.

Stamps.com also announced today that it has changed its corporate guidance policy. The Company will no longer provide guidance for individual quarters, but will continue to provide guidance for full fiscal years. In addition, the full fiscal year guidance will now be provided using an estimated range. For fiscal 2005, Stamps.com anticipates that total revenue will be $57.8 to $58.8 million and that net income per fully diluted share will be $0.39 to $0.42. For fiscal 2006, Stamps.com anticipates that revenue will be $65 to $75 million, and that net income per fully diluted share will be $0.52 to $0.60. Guidance for 2006 net income per share does not reflect any impact from the new accounting pronouncement relating to the expensing of stock options, FASB Statement 123(R). Stamps.com currently expects to adopt FASB Statement 123(R) at the beginning of fiscal 2006.

The Stamps.com financial results conference call will be web cast today at 2:00 p.m. Eastern Time and may be accessed at investor.stamps.com. The Company plans to discuss its business outlook during the conference call. Following the conclusion of the web cast, a replay of the call will be available at the same location.

About Stamps.com and PhotoStamps

Stamps.com (Nasdaq: STMP) is a leading provider of Internet-based postage services. Stamps.com enables over 380,000 small businesses, enterprises, and consumers to print U.S. Postal Service-approved postage with just a PC, printer and Internet connection, right from their home or office. The Company targets its services to small businesses and home offices, and currently has partnerships with companies including Microsoft, CompUSA, EarthLink, HP, NCR, Office Depot, Vendio and the U.S. Postal Service.

PhotoStamps is a patented Stamps.com product that couples the technology of PC Postage with the simplicity of a web-based image upload and order process. To date, over 6 million individual PhotoStamps have been ordered by the customers. PhotoStamps is expected to be available under authorization of the U.S. Postal Service for a second, year-long market test through May 2006.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements about our anticipated results and available products that involve risks and uncertainties. Important factors, including the Company's ability to complete and ship its products and obtain or maintain regulatory approval, which could cause actual results to differ materially from those in the forward-looking statements, are detailed in filings with the Securities and Exchange Commission made from time to time by Stamps.com, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2004, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Stamps.com undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Stamps.com, the Stamps.com logo and PhotoStamps are trademarks or registered trademarks of Stamps.com Inc. All other brands and names are property of their respective owners.

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